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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                December 15, 2000
                  --------------------------------------------
                                 Date of Report
                        (Date of earliest event reported)


                         SHURGARD STORAGE CENTERS, INC.
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             (Exact name of registrant as specified in its charter)


        Washington                    0-11455                 91-1603837
     ---------------           ---------------------        -------------
     (State or other           (Commission File No.)        (IRS Employer
     jurisdiction of                                      Identification No.)
      incorporation)

                               1155 Valley Street
                                    Suite 400
                         Seattle, Washington 98109-4426
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          (Address of principal executive offices, including zip code)


                                 (206) 624-8100
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              (Registrant's telephone number, including area code)


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ITEM 5.   OTHER EVENTS

       On December 15, 2000, Shurgard Storage Centers, Inc. (the "Company") exercised its option to purchase the partnership interest of Fremont Storage Partners I, L.P. in Shurgard/Fremont Partners I, a Washington general partnership, in accordance with the terms of the option agreement that was executed in connection with the formation of that partnership in 1998. As a result of the purchase of the partnership interest owned by Fremont, the partnership will be wholly owned by Shurgard, directly and indirectly through its wholly owned subsidiary Shurgard Development I, Inc., a Washington corporation. The partnership currently owns 15 properties. Shurgard's cost to exercise the option will be determined in accordance with the formula established at the time of the formation of the partnership. The exact purchase price will be calculated prior to closing, and it is expected to be in the range of $26 million to $30 million. Of the total option purchase price, $7.5 million is payable on January 15, 2001, and the balance will be payable at the closing of the purchase of the Fremont partnership interest, which is expected to occur in the first quarter of 2001. In connection with the closing, Shurgard will either repay or assume the partnership's existing bank financing of approximately $45 million, which is secured by the properties.


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                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SHURGARD STORAGE CENTERS, INC.


Dated:  December 26, 2000
                                   By /s/ Harrell Beck
                                      ------------------------------------------
                                      Harrell Beck, Senior Vice President,
                                      Chief Financial Officer and Treasurer